UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

November 9, 2015

Date of Report (Date of earliest event reported):

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue

Mountain View, CA 94043

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Intuit Inc. (“Intuit”) is a party to an Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”) with Kilroy Realty, L.P., a Delaware limited partnership (the “Seller”), relating to certain parcels of land on Torrey Santa Fe Road in San Diego, California that currently compromise Intuit’s San Diego campus. Intuit is currently leasing the premises pursuant to an office lease, dated March 28, 2005, as amended. Pursuant to the Agreement, Intuit has agreed to buy, and the Seller has agreed to sell, the parcels of land, buildings and other improvements located on the land, and certain personal property, contracts and intangible personal property described in the Agreement (all of the foregoing, collectively, the “Property,” as defined in the Agreement).

The Agreement provided a 60-day period for Intuit to conduct due diligence with regard to the Property, inspect the Property and determine, in Intuit’s sole and absolute discretion, whether the Property was acceptable to Intuit for purchase. On November 9, 2015, this period expired and, in accordance with the Agreement, Intuit notified the Seller of Intuit’s intention to acquire the Property. Pursuant to the Agreement, Intuit will pay the Seller an aggregate purchase price of $262,252,156.00 as consideration for the Property. The Agreement provides for the transaction to close between January 12, 2016 and January 21, 2016, subject to the satisfaction of certain customary closing conditions.

The foregoing is not a complete description of the rights and obligations of Intuit and the Seller under the Agreement and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.01 hereto.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description

10.01	Agreement of Purchase and Sale and Joint Escrow Instructions by and between Intuit, Inc. and Kilroy Realty, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2015	INTUIT INC.

	By:	/s/ Laura A. Fennell
Laura A. Fennell
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.01	Agreement of Purchase and Sale and Joint Escrow Instructions by and between Intuit, Inc. and Kilroy Realty, L.P.